Exhibit 99.1

Alan May
Membership Coordinator
November 2009
amay@dakotaethanol.com

Office hrs 8:00 am to 5:00 pm [M-F]

Receiving/Shipping hours
7:30 am to 4:30 pm [M-F]

Dakota ETHANOL

LACP

PO Box 100
Wentworth,
SD 57075

605-483-2679

1-605-483-2676 [corn]
1-888-539-2676 [corn]
www.dakotaethanol.com

LACP Capital Units


LACP CU Volume & Value
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
300,000
250,000
200,000
150,000
100,000
50,000
0
Sep-99 May-00 Sep-00 Jan-01 May-01 Sep-01 Jan-02 May-02 Sep-02 Jan-03 May-03 Sep-03 Jan-04 May-04 Sep-04 Jan-05 May-05 Sep-05 Jan-06 May-06 Jul-07 Oct-07 Jan-08 Apr-08 Jul-08 Oct-08 Jan-09 Apr-09 Jul-09 Oct-09
Trading Period

Please see the trading activity of LACP CU since the beginning in 1999. All values reflect the 4:1 split that occurred in 2002.

The weighted average of trades for 2009 [<1% outstanding units] was $1.42 per unit. Please note that in Jan 2009 there were no trades that occurred. To date $2.025 per CU has been disbursed as cash or 405% of original cost. While the ethanol industry profitability has improved as of late, we do not anticipate being in the position of making a cash disbursement in 2009. Please see page three of this newsletter for statement of operations for the first nine months of 2009. There is reason to be optimistic for 2010 given the Renewable Fuel Standard and the relationship of ethanol to crude oil and an abundant supply of corn. If you have any questions, please contact Alan May, LACP Membership Coordinator.

Nominations for Board of Managers

The Nominating Committee of Lake Area Corn Processors, LLC will begin the nomination process to fill the two [2] open seats on the Board of Managers (The "Board") for the expiration of two terms that expire the day of the 2010 annual meeting. Incumbent Board of Managers whose terms are expiring are Rick Kasperson and Douglas Van Duyn.

If you have an interest in serving as a board member, or if you know someone who might be interested, please contact Alan May, Membership Coordinator, for details. The deadline for submitting potential nominations and returning the application information is April 1, 2010.

Temporary Addresses

For those members that seek better weather than South Dakota has to offer over the winter, please notify us of your temporary address if you wish to receive correspondence from Lake Area Corn Processors, LLC. A great way to keep in touch while away is via the internet. At www.dakotaethanol.com you can find daily markets and keep informed of LACP unit trading as well as current SEC filings.

Have a great winter!



Happy Thanksgiving



"This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words "believe," "expect," "will," "can," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our SEC filings."

2 EPA May Not Make E15 Decision by Dec. 1 Deadline Growth Energy, RFA both want blend wall for ethanol raised to 15%. Jason Vance Published: Nov 13, 2009 Earlier this week, EPA Administrator Lisa Jackson said that EPA wanted more time to consider the Green Jobs Waiver, which calls for increasing the blend wall of ethanol so a 15% blend could be sold. A decision was supposed to be made by Dec. 1, but that deadline may not be met. Jackson said more data on the possible impact of E15 on catalytic converters, which Renewable Fuels President Bob Dinneen says is frustrating. "There's a lot of data out there to suggest that in existing vehicles higher level blends could be used," Dineen said at the National Association of Farm Broadcasting Convention in Kansas City, Mo. "We know from the data that there is no materials compatibility issue, we know that there is no drivability issue, we know that emissions are enhanced with the more ethanol that you add to gasoline." Growth Energy CEO Tom Buis was also at the NAFB Convention and told reporters that moving to E15 would replace the need to import as much as 7 billion gallons of fuel and create 136,000 new jobs in the United States. Dinneen says that if EPA needs more time to deal with the catalytic converter issue that's fine, but they could take a step forward by allowing a 12% blend, which would fall within EPA's own blending tolerances and regulations on fuels. "EPA has previously allowed 10% ethanol to be added on top of 2% MTBE," Dinneen said. "That's 12% oxygen. What difference does it make if the oxygen is coming from one oxygenate or two." By allowing E12 to be blended, Dinneen says the market for ethanol would be expanded by 20% and it shows movement while study of the other issue continues, but EPA doesn't even seem willing to do that. Ethanol Industry News Virtual Acres: U.S. Ethanol Industry’s New Demand for Corn in 2009/10 Met Solely Through Yield Growth* Washington DC – November, 10, 2009 - There’s been a lot of talk lately about land use change and the impact of biofuels on global agricultural markets. Some believe the increased use of grain for biofuels like ethanol will lead to the direct and indirect conversion of non - agricultural lands here and abroad. However, those familiar with the U.S. agriculture sector’s long history of productivity and efficiency have maintained that increased demand for grain can be readily met through increases in the amount of feedstock produced per unit of land, not through expansion of the area devoted to cropland. A comparison of the 2008 and 2009 corn crops provides a perfect example that incremental increases in the amount of grain demanded by the ethanol industry can be met exclusively through growth in yield per acre. The U.S. ethanol industry processed 3.68 billion bushels of corn in the 2008/09 marketing year. In 2009/10, corn demand for ethanol will reach 4.2 billion bushels, according to USDA’s November supply and demand forecasts. Thus, the industry will demand an additional 520 million bushels over last year’s levels. Average corn yield per acre in 2008 was 153.9 bushels. In 2009, average yield is estimated at a record 162.9 bushels/acre, meaning farmers will produce an additional 9.0 bushels per acre this year over last year. Therefore, yield growth alone will provide significantly more than the 520 million bushels of additional feedstock required by the ethanol industry in 2009/10. In other words, not a single additional acre of corn is needed over last year’s levels to meet the industry’s additive feedstock demand. In fact, even after new corn demand for ethanol production is met, there is still an additional 187 million bushels resulting exclusively from yield growth that is available for livestock feed, export, or other domestic uses. American farmers are truly remarkable. Facing a challenging growing season and a wet harvest, farmers still managed to produce record yields and near record corn crop. The increase in corn demand to ethanol production was met through increased yields alone...with corn to spare. *Article courtesy of Renewable Fuels Association

3 Lake Area Corn Processors, LLC Consolidated Statements of Operations [Unaudited] Three Months Three Months Nine Months Nine Months Ended Ended Ended Ended September 30, September 30, September 30, September 30, 2009 2008 2009 2008 REVENUES $20,705,138 $ 31,200,349 $ 64,167,144 $ 87,594,816 COST OF REVENUES 19,450,052 51,617,247 61,843,069 84,318,670 GROSS PROFIT 1,255,086 (20,416,898) 2,324,075 3,276,146 OPERATING EXPENSES 686,714 835,866 2,136,319 2,925,572 INCOME (LOSS) FROM OPERATIONS 568,372 (21,252,764) 187,756 350,574 OTHER INCOME (EXPENSE) Interest and other income 15,388 23,828 31,883 48,383 Equity in net income(loss) of investment (2,317) - (288,058) - Interest and other expense (205,892) (130,919) (623,398) (519,993) Total other income (expense) (192,821) (107,091) (879,573) (471,610) NET INCOME (LOSS) $ 375,551 $ (21,359,855) $ (691,817) $ (121,036) BASIC AND DILUTED EARNINGS (LOSS) PER UNIT $ 0.01 $ (0.72) $ (0.02) $ (0.00) WEIGHTED AVERAGE UNITS OUTSTANDING FOR THE CALCULATION OF BASIC AND DILUTED EARNINGS (LOSS) PER UNIT 29,620,000 29,620,000 29,620,000 29,620,000 DISTRIBUTIONS DECLARED PER UNIT $ - $ - $ - $ 0.05 For more detail please access www.sec.gov [search for Lake Area Corn Processors, LLC] and review notes to unaudited consolidated financial statements.

4 Plant Update by General Manager and CEO Scott Mundt The plant has been running very consistent for the first three quarters of 2009 with very little unplanned downtime. We completed our fall shutdown last month; it was safe and productive as we prepared for another winter season. Our overall safety record includes 788 days worked without a lost time accident. As margins have improved this year we have seen several idle ethanol plants resume production. It has been estimated that up to 2.2 billion gallons of annual capacity was idle at the peak; today the idle plant production capacity is estimated to be 1.2 billion gallons. This compares to current annualized demand for ethanol of 11 billion gallons. This fall’s unusual weather patterns including several inches of rain in early October and lower than average temperatures have led to one of the slowest harvests on record. The weather along with several other economic factors continues to create market volatility for our corn costs; the energy sector has kept pace with significant volatility in oil/gasoline prices. The current weather forecast looks promising; we hope for a safe and bountiful harvest. Scott Mundt Commodity Comments What a harvest it has been. Nobody said farming was easy! I wanted to spend some time on corn quality as we’ve been bombarded with questions. We don’t pretend to know all there is to know about this year’s various mold issues. I’d encourage all producers to speak with your experts in their profession from seed salesmen to agronomists and extension agents. This crop is going to be a challenge to store with the varied moistures, high foreign material and mold presences. There are some who claim the mold is killed in the drying process, but can you be sure? Yes, the mold count is reduced in the drying process, but some would argue that it is still present and, under the right conditions, may begin to grow again in your bin causing extensive mold damage. It may also develop toxins under the right conditions. The black mold has been widespread throughout our area. Fortunately, not all molds produce toxins. Consider how mold grows. It needs a host, your ear of corn and the right conditions, to grow which the late maturing wet corn and moist October provided. Without the host and the moisture, the mold should die. Corn producers should be quick to dry down high moisture corn held for drying as the wet holding bin provides an environment for the mold to keep growing. Corn that is binned directly from the field, without drying, will be highly vulnerable to problems. If you put your corn into storage, screen it, since aeration effectiveness is improved immensely as the fines are removed. History says the fines tend to harbor a higher percentage of molds so be mindful of what animals you are feeding screenings to and limit how much. Spend some money on testing your feedstuffs. The lab testing expenses will be small in comparison to a pen of sick animals. It would be especially wise this year to core your bins down to pull some of the fines out of the center where the highest concentration is. This will help your aeration performance. It will be extremely important to check bins weekly for signs of trouble. At Dakota Ethanol, we sample every hopper of corn and retain a small portion of that sample to collect a daily composite. The daily composite is then divided down to quart-size samples and tested for Aflatoxin and Fumonisin. Fortunately, those levels have been little to none. Furthermore, we send both corn and feed samples off to a third party lab to help ensure our feed is safe. Livestock feeders should use caution as mold levels may be low in one feedstuff, but may be compounded or found in multiple sources. Ground corn and ground cornstalks and cornstalk bedding could all be sources of mold for your herd. Your safety is a concern. Use disposable respirators when handling grain this year. Assume the mold is present. Many questions have been asked about mold-damaged corn. We have been seeing corn coming in from nothing on up to 5%-7% mold damage. We have some officially graded samples on hand at the plant if you’d like to see and compare or bring in a sample and we could help you determine what you have. Paul Geraets, Commodity Mgr